Exhibit 99.1

              iBasis Returns to Profitability with Record
  Revenue, Gross Profit, and Traffic Volume in Fourth Quarter 2005; Company Achieves Fourth Consecutive Quarter of Positive Cash Flow

   BURLINGTON, Mass.--(BUSINESS WIRE)--Feb. 2, 2006--iBasis, Inc. (OTCBB: IBAS), a leader in international long distance, VoIP, and prepaid calling cards, today announced results for the fourth quarter and full year ended December 31, 2005.
   Revenue for the fourth quarter of 2005 was $107.6 million, compared to $75.1 million for the fourth quarter of 2004. For the full year 2005, revenue was $385.5 million, an increase of 46% over 2004 revenue of $263.7 million.
   Net income for the fourth quarter of 2005 was $0.6 million, or $0.01 per share, compared to net loss for the fourth quarter of 2004 of $1.2 million, or $(0.02) per share. Net loss for the full year 2005 was $1.7 million, or $(0.02) per share, compared to a net loss for full year 2004 of $17.5 million, or $(0.35) per share. Net loss for the full year 2005 included $2.0 million in debt conversion premiums and transaction costs incurred in Q2 and Q3. Net loss for the full year 2004 included debt refinancing costs of $2.6 million, a loss on a non-marketable security of $5.0 million, and income from discontinued operations of $1.9 million.
   The Company purchased 983,000 shares of its common stock for $1.9 million in the fourth quarter of 2005, and an additional 175,000 shares for $0.3 million in January 2006, under its $5 million stock buy-back program.

   Highlights of the fourth quarter and full year 2005 include:

   --  Returned to profitability in Q4;

   -- Achieved fourth consecutive quarter of positive cash flow, increasing cash $5.6 million during 2005;

   -- Carried 2.3 billion minutes of traffic in Q4 2005, a 15% increase over Q3 2005;

   --  Increased Retail revenue by 17% over Q3, while expanding
        Retail margin from 15.4% to 16.0%, resulting in a 21% increase in Retail gross profit; and

   -- Met all elements of the guidance: Increased revenue for the full year 2005 by 46% over full year 2004, achieved net income, excluding debt conversion costs, and had positive cash flow for the year.

   "We are delighted to have returned to profitability and to have met all elements of our guidance," said Ofer Gneezy, president and CEO of iBasis. "We had a strong fourth quarter, with record revenue, gross profit, and traffic. Both our Trading business and our Retail business performed well. We continued to generate cash - our fourth consecutive quarter of positive cash flow.
   "In our Trading business, we resumed growth in both revenue and gross profit, overcoming the pressure we experienced in the previous two quarters. We again achieved over 50% sequential revenue growth from consumer VoIP providers, which now account for 9% of our Trading revenue. We ended the fourth quarter with more than 30 consumer VoIP provider customers, representing more than nine million users worldwide.
   "In our Retail business, we achieved significant sequential growth in revenue, gross profit, and gross margin, as cards introduced in the second half of 2005 performed well.
   "Looking back over the full year, we made tremendous progress, having eliminated our long-term bond debt and establishing iBasis as a leading provider for the highest growth segments of international voice services - consumer VoIP and prepaid calling services. Our Retail revenue nearly doubled, and our Retail gross profit more than doubled, adding $6.4 million in gross profit as the Retail gross margin expanded. Our Trading revenue increased 39%, adding $4.4 million in gross profit, albeit with reduced gross margin. The growth in both businesses contributed significantly to our improved profitability. We expect that over time, when our Retail business is a larger share of our total business and consumer VoIP is a larger share of our Trading business, the overall Company gross margin will improve."


Fourth Quarter Results for Trading and Retail Businesses:

       ($ in millions)           Trading        Retail       Total
----------------------------- -------------- ------------ ------------
       Revenue                    $87.1         $20.5       $107.6
----------------------------- -------------- ------------ ------------
       Gross Profit(a)             $9.5          $3.3        $12.8
----------------------------- -------------- ------------ ------------
       Gross Margin                10.9%         16.0%        11.9%

(a) Net revenue less data communications and telecommunications costs

   Key Indicators

   Minutes of use on The iBasis Network(TM) in the fourth quarter 2005 rose to 2.3 billion, a 51% increase over the 1.5 billion minutes carried in the fourth quarter 2004, and a 15% increase over the 2.0 billion minutes in the third quarter 2005. Average revenue per minute
(ARPM) was 4.8 cents in the fourth quarter 2005, approximately the same as in the third quarter 2005.

   Operational Milestones

   iBasis ended the fourth quarter with 391 Trading customers. New customers announced during the year included Callmate Telips
(Pakistan), Econet (Africa), and Globacom (Nigeria), Pakistan
Telecommunications Company Limited, SOFTBANK/Yahoo BB (Japan),
Telecorp (Australia), Telefonica Deutschland GmbH (Germany), Telemar (Brazil), and Voiceserve (U.K.).

   Guidance

   The following statements are forward-looking and actual results may differ materially due to factors noted below, among others. The information provided in this financial outlook is as of February 2, 2006, and supersedes all previous guidance.

   The Company believes that in 2006 it will:

   --  achieve revenue in the range of $480 to $500 million; and

   --  achieve EPS of $0.05 to $0.08.

   Planned expenditures for 2006 include $10 to $12 million in capital asset investments.

   About iBasis

   Founded in 1996, iBasis (OTCBB: IBAS) is a leading wholesale carrier of international long distance telephone calls and a provider of retail prepaid calling services, including the Pingo(R) web-based offering (www.pingo.com) and disposable calling cards, which are sold through major distributors and available at retail stores throughout the U.S. iBasis customers include many of the largest telecommunications carriers, including AT&T, Cable & Wireless, China Mobile, China Unicom, MCI, Sprint, Skype, and Telefonica. iBasis carried 7.8 billion minutes of international voice over IP (VoIP) traffic in 2005, and is one of the ten largest carriers of international voice traffic in the world(1). For four consecutive years service providers named iBasis the best international wholesale carrier in ATLANTIC-ACM's annual International Wholesale Carrier Report Card(2). iBasis was also ranked among the fastest-growing technology companies in New England in the 2002, 2003, and 2004 Technology Fast 50 programs sponsored by Deloitte & Touche. The Company can be reached at its worldwide headquarters in Burlington, Massachusetts, USA at 781-505-7500 or on the Internet at www.ibasis.com.

   iBasis and Pingo are registered marks, and The iBasis Network is a trademark of iBasis, Inc. All other trademarks are the property of their respective owners.

   Except for historical information, all of the expectations, projections and assumptions contained in the foregoing press release, including those relating to the Company's current expectations regarding revenue growth, sources of revenue, margin improvement, future capital expenditures and cash flows constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties. Important factors that could cause actual results to differ materially from such forward-looking statements include, but are not limited to, (i) the extent of adoption of the company's services and the timing and amount of revenue and margin generated by these services; (ii) fluctuations in the market for and pricing of these services; and (iii) the other considerations described as "Risk Factors" in the Company's most recent Forms 10-K and 10-Q, and its other SEC filings. We have no current intention to update any forward-looking statements.

   Use of Non-GAAP Financial Data

   The Company provides certain financial data in addition to providing financial results in accordance with GAAP. This data is not in accordance with, or an alternative to GAAP, and may be different from Non-GAAP financial data used by other companies. This Non-GAAP financial data includes average revenue per minute, which the Company believes provides useful information, to both its management and investors about the Company's current performance.

   (1)Telegeography 2005 data compared with iBasis 2004 traffic volume.

   (2)ATLANTIC-ACM International Wholesale Carrier Report Card -
2002, 2003, 2004, & 2005.


                             iBasis, Inc.
                 Condensed Consolidated Balance Sheets
                            (In thousands)

                                                   December  December
                                                      31,       31,
                                                     2005      2004
                                                   --------- ---------
                                                       (Unaudited)
                      Assets

Cash, cash equivalents and short-term investments  $ 44,414  $ 38,825
Accounts receivable, net                             47,641    34,133
Prepaid expenses and other current assets             2,676     2,420
Property and equipment, net                          11,754    11,861
Deferred debt financing costs, net                      ---       177
Other assets                                            323       360
                                                   --------- ---------

    Total assets                                   $106,808  $ 87,776
                                                   ========= =========

  Liabilities and Stockholders' Equity (Deficit)

Accounts payable                                   $ 27,796  $ 24,340
Accrued expenses                                     24,479    12,186
Deferred revenue                                      9,517     6,303
Current portion of long term debt                     1,598     1,775
Long term debt, net of current portion                2,216    65,933
Other long term liabilities                             916     1,132
                                                   --------- ---------

    Total liabilities                                66,522   111,669

Stockholders' equity (deficit)                       40,286   (23,893)
                                                   --------- ---------

    Total liabilities and stockholders' equity
     (deficit)                                     $106,808  $ 87,776
                                                   ========= =========


                             iBasis, Inc.
            Condensed Consolidated Statements of Operations
                 (In thousands, except per share data)

                                                    Three Months Ended
                                                       December 31,
                                                    ------------------
                                                      2005     2004
                                                    --------- --------

                                                       (Unaudited)
Net revenue                                         $107,588  $75,136

Cost and operating expenses:
     Data communications and telecommunications
      (excluding depreciation and amortization)       94,834   64,476
     Research and development                          3,101    3,138
     Selling and marketing                             3,026    2,765
     General and administrative                        4,260    2,986
     Depreciation and amortization                     1,584    1,893

                                                    --------- --------
       Total costs and operating expenses            106,805   75,258
                                                    --------- --------

Income (loss) from operations                            783     (122)

     Interest income (expense), net                      240   (1,083)
     Other expenses, net                                (217)     (78)
     Foreign exchange (loss) gain                       (185)      37

                                                    --------- --------
Net income (loss)                                   $    621  $(1,246)
                                                    ========= ========

Net income (loss) per share:
  Basic                                             $   0.01  $ (0.02)
  Diluted                                           $   0.01  $ (0.02)

Weighted average common shares outstanding:
  Basic                                              101,045   62,823
  Diluted                                            105,101   62,823


                             iBasis, Inc.
            Condensed Consolidated Statements of Operations
                 (In thousands, except per share data)

                                                       Year Ended
                                                      December 31,
                                                   -------------------
                                                     2005      2004
                                                   --------- ---------

                                                       (Unaudited)
Net revenue                                        $385,485  $263,678

Cost and operating expenses:
     Data communications and telecommunications
      (excluding depreciation and amortization)     336,152   225,169
     Research and development                        12,435    13,803
     Selling and marketing                           11,618     9,205
     General and administrative                      15,421    12,987
     Depreciation and amortization                    6,712    10,345

                                                   --------- ---------
       Total costs and operating expenses           382,338   271,509
                                                   --------- ---------

Income (loss) from operations                         3,147    (7,831)

     Interest expense, net                           (1,492)   (4,031)
     Other expenses, net                               (417)     (234)
     Foreign exchange (loss) gain                      (939)      339
     Loss on non-marketable long-term security          ---    (5,000)
     Debt conversion premium and transaction costs   (1,975)      ---
     Debt refinancing-related charges                   ---    (2,640)

                                                   --------- ---------
Loss from continuing operations                      (1,676)  (19,397)

Income from discontinued operations                     ---     1,861

                                                   --------- ---------
Net loss                                           $( 1,676) $(17,536)
                                                   ========= =========

Basic and diluted net (loss) income per share:
  Continuing operations                            $  (0.02) $  (0.38)
  Discontinued operations                               ---      0.03
                                                   --------- ---------
  Total net loss per share                         $  (0.02) $  (0.35)
                                                   ========= =========

Weighted average common shares outstanding:
  Basic                                              80,236    50,514
  Diluted                                            80,236    50,514




    CONTACT: iBasis, Inc.
             Media:
             Chris Ward, 781-505-7557
             cward@ibasis.net
             or
             Investors:
             Richard Tennant, 781-505-7409
             ir@ibasis.net